UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 9, 2009

YASHENG ECO-TRADE CORPORATION.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9107 Wilshire Blvd., Suite 450, Beverly Hills, CA 90210
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 461-3559

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                      Termination of a Material Definitive Agreement.

On August 26, 2009, Yasheng Eco-Trade Corporation (the “Company”) entered into a Stock Exchange Agreement (the “Exchange Agreement”) with Yasheng Group (BVI), a British Virgin Island corporation (“Yasheng-BVI”), pursuant to which Yasheng-BVI agreed to sell the Company 75,000,000 shares (the “Group Shares”) of common stock of Yasheng Group, a California corporation (“Group”) in consideration of 396,668,000 shares (the “Company Shares”) of common stock of the Company (the “Exchange”).

Under the Exchange Agreement, the Exchange Agreement may be terminated by written consent of both parties, by either party if the other party has breached the Exchange Agreement or if the closing conditions are not satisfied or by either party if the exchange is not closed by September 30, 2009 (the “Closing Date”).  As previously disclosed, the Exchange was not closed by the Closing Date but both parties were actively moving towards closing.

As part of the closing procedure, the Company requested that Yasheng-BVI provide a current legal opinion from a reputable Chinese law firm attesting to the fact that no further regulatory approval from the Chinese government is required as well as other closing conditions to close the Exchange.    On November 3, 2009, the Company sent Group and Yasheng-BVI a letter demanding various closing items.  Group and Yasheng-BVI did not deliver the requested items and, on November 9, 2009, after verbally  consulting management of the Company with respect to the hardship and delays expected consolidating both companies audits, Group and Yasheng-BVI  sent a termination notice to the Company advising that the Exchange Agreement has been terminated.

The Company is presently evaluating its options in moving forward with respect to Group based on various letters of intent and agreements with Group regarding various matters and is presently determining whether it should cease all activities with Group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YASHENG ECO-TRADE CORPORATION

By:	/s/ Yossi Attia
Name: Yossi Attia
Title: Chief Executive Officer

Date:	November 10, 2009
Beverly Hills, California